Exhibit 10.2
Hagerty, Inc.
Executive Severance and Change in Control Plan
Participation Agreement
Name:      ___________________
Section 1.    Eligibility.
You have been designated as eligible to participate in the Hagerty, Inc. Executive Severance and Change in Control Plan (the “Plan”), a copy of which is attached as Annex I to this Participation Agreement (the “Agreement”). Capitalized terms not explicitly defined in this Agreement but defined in the Plan (including Appendix A to the Plan) shall have the same definitions as in the Plan.
Section 2.    Severance Benefits.
Subject to the terms of the Plan and this Agreement, if you are terminated in a Covered Termination, and meet all the other eligibility requirements set forth in the Plan, including, without limitation, executing the required Release within the applicable time period set forth therein and provided that such Release becomes effective in accordance with its terms, you will receive the severance benefits set forth in this Participation Agreement, subject to any reduction as provided in Section 3 of the Plan.
(a)    Regular Termination Benefits. Upon a Regular Termination, you shall be eligible to receive the following severance benefits.
(1)    Cash Severance Benefits. You will be entitled to continue to receive the cash severance benefits set forth below at the applicable times specified below; provided however that any such payments otherwise scheduled to be made prior to the effective date of your Release will instead accrue and be paid to you on the first payroll period following your Release effective date:
(i)    continued payment of your Base Salary in equal payroll installments during the [twenty-four (24) / eighteen (18)] months following your employment termination (the “Severance Period”); and
(ii)    [if such Regular Termination occurs on or after July 1st of a calendar year, payment of a pro-rata portion of the Annual Cash Bonus, if any, which was otherwise eligible to be earned (subject to your continued employment through the payment date) for such calendar year in which your Regular Termination occurs (the “Pro-Rata Bonus”). The Pro-Rata Bonus amount will be determined based on the actual Company performance level attained for the calendar year applicable to such Annual Cash Bonus, and with your individual performance for such calendar year deemed to have been achieved at 100% of the target level, with such pro-rata portion determined by dividing the number of days you were employed by the Company during the calendar year in which the Regular Termination occurs by the total number of days in such calendar year and such Pro-Rata Bonus shall be paid to you in a lump sum during the calendar year immediately following the calendar year in which your Regular Termination occurs, at the same time as such Annual Cash Bonuses are paid to other continuing executives]; and
(iii)    payment of any Annual Cash Bonus for any calendar year preceding the Regular Termination which has not yet been paid as of the date of your Regular Termination, and which was otherwise eligible to be earned subject to your continued employment through the payment date, if and to the extent applicable, based on the applicable performance level attained for such calendar year (“Unpaid Annual Bonus”). Such Unpaid Annual Bonus shall be paid to you in a lump sum during the calendar year in which your Regular Termination occurs at the same time as Annual Cash Bonuses are paid to other continuing executives.
(2)    Payment of COBRA Premiums.
If you timely elect continued group health plan continuation coverage under COBRA following your termination date, the Company shall pay directly to the carrier the full amount of your COBRA premiums on behalf of you for your continued coverage under the Company’s group health plans, including coverage for your eligible dependents, until the earliest of (i) the end of the Severance Period following the date of your termination, (ii) the expiration of your eligibility for the continuation coverage under COBRA or any state law of similar effect, or (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment (such period from your termination date through the earliest of (i) through (iii), the “COBRA Payment Period”). Upon the conclusion of such period of insurance premium payments made by the Company, you will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of your eligible COBRA coverage period. You agree to promptly notify the Company as soon as you become eligible for health insurance coverage in connection with new employment or self-employment.
(b)    Change in Control Termination Benefits. Upon a Change in Control Termination, you shall be eligible to receive the following severance benefits. For the avoidance of doubt, in no event shall you be entitled to benefits under both Section 2(a) and this Section 2(b). If you are eligible for severance benefits under both Section 2(a) and this Section 2(b), you shall receive the benefits set forth in this Section 2(b) and such benefits shall be reduced by any benefits previously provided to you under Section 2(a).
(1)    Cash Severance Benefits. You will receive the following cash severance benefits payable to you at the applicable times specified below; provided however that any such payments otherwise scheduled to be made prior to the effective date of your Release will instead accrue and be paid to you on the first payroll period following your Release effective date:
(i)    an amount equal to [twenty-four (24)/eighteen (18)] months of your Base Salary payable in a single lump sum on the first payroll period following the effective date of your Release; plus
(ii)    any applicable [Pro-Rata Annual Bonus and any] Unpaid Annual Bonus as described in Section 2(a)(1) above; plus
(iii)    [200%/150%] of your annual target cash bonus, if any, established for you by the Board (or an authorized committee or designee thereof) for the year in which your Change in Control Termination occurs (the “Annual Target Bonus”), and payable in a single lump sum on the first payroll period following the effective date of your Release. If at the time of the Change in Control Termination you are eligible for an annual target cash bonus for the year in which the Change in Control Termination occurs, but the target percentage (or target dollar amount, if specified as such in the applicable bonus plan) for such bonus has not yet been established for such year, the target percentage shall be the target percentage established for you for the preceding year (but adjusted, if necessary for your position for the year in which the Change in Control Termination occurs). For the avoidance of doubt, the amount of Annual Target Bonus to which you are entitled will be calculated (1) assuming all articulated performance goals for such bonus (including, but not limited to, corporate and individual performance, if applicable), for the year of the Change in Control Termination was achieved at 100% of the target levels; and (2) as if you had provided services for the entire year for which the annual bonus relates.
(2)    Payment of Continued Group Health Plan Benefits. You will receive the payment for continued COBRA premiums benefits described in Section 2(a)(2) above.
(3)    Accelerated Vesting of Equity Awards. To the extent not previously vested: (i) the vesting and exercisability of all outstanding stock options to purchase the Company’s common stock held by you on such date that were granted to you by the Company under the Equity Plan shall be accelerated in full to the extent not previously fully vested and exercisable, (ii) any reacquisition or repurchase rights held by the Company in respect of common stock issued pursuant to any other Equity Award granted to you by the Company under the Equity Plan shall lapse in full, and (iii) the vesting of any other unvested Equity Awards granted to you by the Company under the Equity Plan, and any issuance of shares triggered by the vesting of such Equity Awards or any previously vested Equity Awards, shall be accelerated in full. For purposes of determining the number of shares that will vest pursuant to the foregoing provision with respect to any performance based vesting award that has multiple vesting levels depending upon the level of performance, vesting acceleration shall occur with respect to such number of shares as determined based upon the greater of: (1) 100% of the target performance level, or (2) the applicable performance level actually attained for the applicable performance period.
Section 3.    Change in Control Acceleration – Single Trigger.
Subject to your continued employment with the Company through the date of a Change in Control, if your Equity Awards will not be assumed, continued or substituted by the acquiring or surviving entity in the Change in Control, then your Equity Awards will fully vest upon such Change in Control, with the applicable performance vesting conditions for any Equity Awards with multiple potential vesting levels deemed satisfied at the greater of: (i) the applicable level of performance attained through the date of the Change in Control, or (ii) the target performance level for such Equity Awards. For such purposes, your Equity Awards will be considered to have been assumed, continued, or substituted for if, following the Change in Control, you have the right to purchase or receive, for each share of Company common stock subject to your Equity Awards immediately prior to the Change in Control, the same consideration received in the Change in Control by Company’s common stockholders for each share of Company common stock held on the effective date of the transaction, after deduction for any applicable per share exercise price or purchase price applicable to such your Equity Awards, and subject to your satisfaction of the applicable vesting conditions for such Employee’s Equity Awards.

Section 4.    Acknowledgements. As a condition to participation in the Plan, you hereby acknowledge each of the following:
(a)    Your eligibility for and receipt of any severance benefits to which you may become entitled as described in Section 2 above is expressly contingent upon your timely execution of an effective Release. Severance benefits under this Agreement shall immediately cease in the event you engage in a Prohibited Action.

(b)    The severance benefits that may be provided to you under this Agreement are subject to all of the terms of the Plan which is incorporated into and becomes part of this Agreement, including but not limited to the potential reductions under Section 3 of the Plan.
(c)    Except as explicitly provided in the Plan, this Agreement and the Plan supplement, and do not supersede or duplicate any severance or change in control benefit that may be provided to you in any Separate Agreement. You are not eligible to receive benefits under the Non-Executive Plan.
To accept the terms of this Agreement and participate in the Plan, please sign and date this Agreement in the space provided below and return it to [_____________________] no later than ________ __, ________.

Hagerty, Inc.

By:

Name:

Title:

[Eligible Executive]    Date